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                                                                      EXHIBIT 99


CONTACTS: James A. Smith                       Gary S. Maier
          Chief Financial Officer              Senior Vice President, Principal
          Electronics Boutique Holdings Corp.  PondelWilkinson MS&L
          (610) 430-8100                       (310) 207-9300

            ELECTRONICS BOUTIQUE WINS LAWSUIT AGAINST GAME GROUP PLC.
WEST CHESTER, PA -- OCTOBER 23, 2002 --Electronics Boutique Holdings Corp. (Nasdaq: ELBO) today announced that its affiliates, The Electronics Boutique, Inc. and EB Services Company, LLP, won a major civil lawsuit brought against those companies by the Game Group Plc. In the action, filed in the Chancery Division of the High Court of Justice in the United Kingdom, Game Group sought a ruling that it was entitled to terminate the services agreement between itself and EB Services Company, LLP that had been in effect since 1995 and that does not expire by its terms until at least 2006. Pursuant to the services agreement, EB Services Company, LLP receives significant fees for services provided to Game Group. The fees were approximately $6.0 million for the fiscal year ended February 2002. Game Group alleged in its suit that it was entitled to terminate the services agreement because a change of control had occurred with respect to EB Services Company, LLP. In rejecting Game Group's claims, after a four day trial, the Court determined that no change of control had occurred and that, therefore, Game Group was not entitled to terminate the services agreement. EB Services Company, LLP applied for and was awarded its full indemnity costs by the Court for its defense of the action. As a result, EB Services Company, LLP is entitled to seek reimbursement of the fees and costs it incurred in connection with its defense of the lawsuit. Game Group has applied for and been granted permission to appeal the decision.

"We are very pleased with this ruling by the English court and look forward to the continuation of the services agreement," said Jeffrey W. Griffiths, President and Chief Executive Officer of Electronics Boutique Holdings Corp.

         The company is among the world's largest specialty retailers dedicated exclusively to video game hardware, software and PC entertainment software and accessories. The company currently operates 1,064 stores in the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico, Sweden and South Korea -- primarily under the names EB Games, Electronics Boutique and EB GameWorld. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com.
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         This release contains forward-looking statements related to the outcome of the lawsuit with Game Group Plc. and the continuation of the services agreement. Forward-looking statements refer to expectations, projections and other characterizations of future events or circumstances and are often identified by the use of words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimated," "continue" or comparable terminology. In addition to factors specified in the company's recent filings with the Securities and Exchange Commission, there are other factors that could cause actual results to materially differ from those expressed or implied in such forward-looking statements. In light of the risks and uncertainties inherent in the forward-looking statements, such statements should not be regarded as a representation by Electronics Boutique or any other person that the projected results, objectives or plans will be achieved. Electronics
Boutique undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

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